Exhibit 99.1

magicJack Modifies Newest Product to Accommodate Wi-Fi, LTE
Internet Access, DECT, Multi-Line Phones and Other Possibilities Off One Device

West Palm Beach, FL, and Netanya, Israel  December 26, 2012 - magicJack VocalTec, Ltd. (Nasdaq: CALL) (the “Company”), the Voice Experts and cloud communications leader that invented voice over IP (VoIP) and sold over ten million magicJacks®, announced today that the newest product has been modified to include two USB slots, one USB plug, a SD micro slot, one RJ11 jack and one RJ45 jack. With LTE 4G progressing so quickly in the United States and throughout the world, the Company modified the newest product for a few months to accelerate the ability to offer discounted Internet access to new and existing customers using this device besides other functions and features. This will provide many people their first opportunity to take advantage of high-speed Internet access.

magicJack will announce the new product name in 2013 and expects the new product to be offered in early Q2 2013. Incredibly, it will be only be about slightly larger than the magicJack PLUS and will offer high definition (HD) voice. The Company expects additional, exciting new products to follow in 2013 utilizing our second new chip of 2013. This is a 55nm chip designed for portable use and includes a super scalar one Ghz CPU and much larger GB DDR2 or DDR3 memory as well as over 25 other functions. The Company expects to continue to offer the magicJack PLUS as its price-leading model as it has proven to be very reliable and desirable, with extremely good sales recorded in December. It is no wonder that the magicJack PLUS continues to do so well, as the Company will soon announce a major award granted to magicJack, with the Company scoring on top of five different metrics being awarded the top consumer VoIP company.

Dan Borislow adds, "With assets nobody else has we will continue to dominate and grow our space. This is the power of what we are building and the patents and IP we have built up. This has been a breakout year not only financially, but we have developed and planned our future. Our growth is predicated on locking some deals up and executing on our plans. We do not need one more unique idea to be very successful and grow the value of our Company for years to come. I think 2013 will be the year people understand what we are building, our technology and our vast opportunities. Our newest products will be our best inventions and will dwarf what we have done with magicJack to date.”

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of over ten million of the easy-to-use, award-winning magicJack since the device’s launch in 2008, and has the use of over 30 patents, some dating to when the Company invented VoIP. It is the largest reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

Contact:
Investor Relations
Andrew MacInnes, President
561-749-2255
ir@magicJack.com

Media Relations
Kari Hernandez, INK for magicJack
512-382-8982
magicjack@ink-pr.com